For Immediate Release

Date:                      March 9, 2012
Contact:                Roger S. Deacon
Chief Financial Officer
Phone:                    (215) 775-1435

FOX CHASE BANCORP, INC. REPORTS REVISED CREDIT QUALITY MEASURES
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2011

HATBORO, PA, March 9, 2012  – Fox Chase Bancorp, Inc. (the “Company”) (NASDAQ GS: FXCB), the holding company for Fox Chase Bank (the “Bank”), today announced that it was revising its year end reporting of nonperforming assets, impaired loans and delinquent loans as a result of the reversal of a transaction previously recorded in December 2011.  The transaction, originally recorded as a sale of a pool of consumer finance loans (with differing maturity dates throughout the second, third and fourth quarters of 2011 and the first quarter of 2012), with a corresponding commercial financing by the Bank, did not meet final conditions to be recorded as a sale.  There were no changes to the income statement or to stockholders’ equity as a result of the reversal of the transaction.

As a result of the reversal of this transaction and the different maturities of the consumer finance loans:
•	Accruing loans past due 90 days or more increased to $3.9 million from $0 originally reported as a result of consumer finance loans that matured in the June and September 2011 quarters;
•	Delinquent loans increased by $939,000 as a result of consumer finance loans that matured in the December 2011 quarter; and
•	Impaired loans increased by $2.3 million comprised of the $939,000 in delinquent loans plus $1.4 million in loans that matured in December 2011 and January 2012.

Fox Chase Bancorp, Inc. is the stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867.  The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.  For more information, please visit the Bank’s website at www.foxchasebank.com

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)
	(As Revised)	(As Previously Reported)
	December 31,	December 31,	September 30,	December 31,
	2011	2011	2011	2010
CAPITAL RATIOS:
Total stockholders’ equity (to total assets) (1)	18.53%	18.53%	19.14%	18.78%

Tier 1 capital (to adjusted assets) (2)	15.30	15.30	14.95	13.60
Tier 1 risk –based capital (to risk-weighted assets) (2)	22.88	22.88	23.27	22.53
Total risk-based capital (to risk-weighted assets) (2)	23.90	23.90	24.28	23.76

ASSET QUALITY INDICATORS:
Nonperforming Assets:
Nonperforming loans	$17,078	$17,078	$20,629	$26,637
Accruing loans past due 90 days or more (3)	3,875	-	2,117	-
Total nonperforming loans and accruing loans 90 days or more past due	$20,953	$17,078	$22,746	$26,637
Other real estate owned	2,423	2,423	2,907	3,186
Total nonperforming assets	$23,376	$19,501	$25,653	$29,823

Ratio of nonperforming loans to total loans (4)	3.07%	2.50%	3.44%	4.07%
Ratio of nonperforming assets to total assets	2.30	1.92	2.49	2.72
Ratio of allowance for loan losses to total loans	1.77	1.77	1.90	1.90
Ratio of allowance for loan losses
to nonperforming loans (4)	57.6	70.7	55.3	46.7

Impaired Loans:
Nonperforming loans (4)	$20,953	$17,078	$22,746	$26,637
Troubled debt restructurings	7,207	7,207	6,856	8,617
Other impaired loans (5)	2,354	-	-	3,894
Total impaired loans	$30,514	$24,285	$29,602	$39,148

Past Due Loans:
30 - 59 days	$1,467	$528	$846	$5,001
60 - 89 days	421	421	3,612	144
Total	$1,888	$949	$4,458	$5,145

(1)   Represents stockholders’ equity ratio of Fox Chase Bancorp, Inc.
(2)   Represents capital ratios of Fox Chase Bank.
(3)  Represents $3.9 million and $2.1 million, respectively, of consumer loans that matured during the June and September  2011 quarters.
(4)  Includes nonaccruing loans and accruing loans past due 90 days or more.
(5)  Includes delinquent consumer loans and consumer loans with maturity dates in December 2011 and January 2012.